Exhibit 99.2

DANKA

Moderator: Doug Pray

11-07-06/9:00 am CT

Confirmation # 9560343

DANKA

Moderator: Doug Pray

November 7, 2006

9:00 am CT

Operator:	Good morning. My name is (Constance) and I will be your conference operator today. At this time I would like to welcome everyone to the Second Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2 on your telephone keypad. Thank you.

Mr. Pray, Vice President of Investor Relations, you may begin your conference.

Doug Pray:	Thank you Operator and welcome to Danka’s fiscal 2007 second quarter results call for the quarter ending September 30, 2006. Discussing the results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we’ll be happy to take your questions.

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Moderator: Doug Pray

11-07-06/9:00 am CT

Confirmation # 9560343

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the safe harbor protection afforded by this act for any such statements.

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s web site, danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our web site. As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our web site. Details can be found at danka.com or in our October 30 news release announcing this call. Now here is Chairman and CEO A.D. Frazier.

A.D. Frazier:	Thank you Doug and good morning all of you. And thank you for joining us on the Danka earnings call. I think we can call it an earnings call from now on, it’s been a results call so far. I trust our call will not interfere with your taking time to vote in the United States. We’ll try to avoid such conflict in the future.

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Moderator: Doug Pray

11-07-06/9:00 am CT

Confirmation # 9560343

Before Ed reviews the numbers in our press releases I would like to focus your attention on what I consider to be some major themes embedded in our second quarter performance.

First, as we reported last month Danka reached an agreement to sell our European operations to Ricoh for a total amount of approximately $210 million.

We signed the definitive agreement with Ricoh on October 12 in Tokyo and both sides are working very hard to close this transaction by December 31, 2006. That would likely be the earliest possible date we would close it.

This is an excellent deal for both Ricoh and Danka and while I am not joyful about selling half of our company, the proceeds of this sale are strategically important to the success of our U.S. operations.

Several of you have asked about the possibility of such a transaction since I have been here and others even expressed some skepticism that a deal could be put together.

So it’s satisfying to all of us that this deal will help to put uncertainty about Danka’s future to rest. We’ll discuss more about this in detail later in this call.

The second theme is for the second consecutive quarter Danka posted earnings from continuing operations, successfully weathering what has traditionally been our weakest quarter of the year. The $4.1 million in operating earnings was in line with our plan for the quarter.

While hardware sales did not live up to my expectations I was pleased that we kept our focus on margins and expense management. And we continued to get

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Moderator: Doug Pray

11-07-06/9:00 am CT

Confirmation # 9560343

better in a number of operational areas where performance excellence is essential to our future success. I’ll have more on that later as well.

And third, in contrast to Q1 in which we had restructuring losses, in Q2 we actually realized a $9.7 million gain on the sale of our Australian subsidiary. Thus even including our regular interest charge of $8.1 million, we realized $6 million in net income or 9 cents per share for the quarter.

I mention this simply to reiterate the obvious. The financial impact of the actions we are taking to improve the company’s balance sheet and operating performance are likely to be a bit lumpy this year.

And that is why I said from the start that my attention was going to be focused primarily on operating earnings and other operational metrics this year to measure our progress and prepare for the future. And now I’d like for Ed Quibell, our CFO, to summarize the information you received in your press releases. Ed?

Ed Quibell:	Thanks A.D. Good morning. During this call I will be discussing the results of Danka under U.S. GAAP reporting which will tie to the press release issued in the U.S. this morning. It should be noted that these numbers include our European operations as continuing operations at September 30, 2006 as the agreement for the sale of Europe was signed after the quarter end and is still subject to both EU antitrust and shareholder approval.

The IFRS numbers included in the press release issued in the U.K. this morning show the European operations as discontinued operations at September 30, 2006. Therefore please refer to the U.S. press release for the numbers I will be discussing and any questions you might have.

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Moderator: Doug Pray

11-07-06/9:00 am CT

Confirmation # 9560343

Again the numbers we reported today in the U.S. and that we will be discussing on this call including those from prior periods are from continuing operations, that is including Europe but excluding Australia and reflect the impact of fluctuations in the foreign currency exchange rates.

As A.D. said, during the quarter we sold our Australian operations for $12.6 million and recognized a gain on sale of $9.7 million. We also signed the agreement after the quarter end to sell our European operations for approximately $210 million. Please refer to our press release on October 12, 2006 where we announced this transaction.

As I mentioned, the deal is subject to both EU antitrust and shareholder approval and we are targeting to close the transaction around December 31, 2006 providing we get the necessary approvals in time.

Now back to the quarter’s results. I will start with the income statement where this is the second quarter in a row we achieved an adjusted operating profit. Please remember that this is traditionally our seasonally low quarter during the summer months so we are pleased that we achieved the operating profit of $4.1 million in the quarter.

Consolidated revenue for the quarter was $224.8 million, down from the previous quarter by 9.2% and down 11.1% from the prior year quarter. This is a seasonally low quarter as I mentioned and the decrease from the prior quarter and prior year occurred in both the U.S. and Europe.

Contributing to the decrease is our continued focus on improving operating profit and exiting unprofitable deals and markets. As our profit base solidifies we will then turn our attention to growth.

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Moderator: Doug Pray

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Retail equipment and related sales for the quarter was $78.6 million, down $7.4 million sequentially and down $17.8 million on a year over year basis. The decrease has occurred in both U.S. and Europe. We believe that this is a direct result of the number of salespersons on the ground and we are in the process of increasing our sales force.

We have hired further sales executives in the U.S. and have plans to invest in additional sales executives in markets where coverage and expansion are warranted.

Retail services revenue was $113.7 million for the quarter, down 6.2% from the previous quarter and down 5.1% from the prior year quarter. This sequential decrease occurred in both U.S. and Europe business due mainly to seasonality.

A major focus this fiscal year was to clean up our services billing which will improve our recognized revenue going forward. Our European operations were actually up on a year over year basis by $2.4 million.

Retail supplies and rentals revenue was $13.1 million for the quarter, down $3.5 million from the prior quarter and down $4 million from last year. The decrease sequentially and from the prior year was shared by both the U.S. and Europe operations. Part of the shortfall in the U.S. was due to the timing of a large government bid that earlier was delayed due to budget approval processes.

Wholesale revenue was $19.3 million for the quarter, down $4.3 million from last quarter and basically flat from the prior year quarter. Once again the sequential decline was mainly seasonal.

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Moderator: Doug Pray

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Consolidated gross margin in the quarter was 32.7% as compared to 33.7% last quarter and 32.4% in the same quarter last year. The decrease sequentially was in our service and supplies rental business which was impacted by normal seasonality.

Retail equipment and related sales margins were up on a sequential basis and on a year over year basis in both the U.S. and European markets confirming our strategy of focusing on profitable deals and markets.

Now turning to operating expenses, total operating expenses were $69.4 million over the quarter, down $19.4 million sequentially and down $18.5 million from last year. For comparison purposes if we exclude restructuring and loss on subsidiary in Q1, operating expenses were down $4.7 million sequentially and $17 million from the prior year quarter.

This marks the third quarter in a row where our operating expenses have decreased as we benefit from the annualized effect of the cost savings we made over the last 12 months. Operating expenses were 30.9% of total revenue which is in line with our goal of 30%.

As I mentioned, for the quarter we achieved operating earnings from continuing operations of $4.1 million as compared to a loss of $5.5 million in the prior quarter and a loss of $6 million in the prior year quarter.

On a non-operating basis we incurred $8.1 million of net interest expense and recorded earnings of $10.1 million from discontinued operations which includes the gain of $9.7 million on the sale of our Australian business which was finalized in August this year.

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Moderator: Doug Pray

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Confirmation # 9560343

This resulted in net earnings of $6 million for the quarter which equates to an adjusted earnings per share of 9 cents versus an $11.8 million loss in the prior quarter and a $44.5 million loss in the same quarter last year.

Now let’s look at the balance sheet. Net cash and restricted cash totaled $46.5 million as compared to $48.3 million in the prior quarter and $83.1 million last year.

We were a net user of cash during the quarter of $1.8 million including the sale of proceeds from Australia of $11.9 million. You may need to lower sales this quarter with some reduction in our payables.

Accounts receivable DSOs increased by three days over the prior quarter to 59 days and was flat when compared to the same quarter last year. This is a seasonal effect due to the lower revenue in the quarter. (Unintelligible) collections continued to be a key focus in our management team and we continue to make progress in this area.

Inventory levels increased slightly to $83.8 million during the quarter as compared to $82.6 million in the prior quarter and decreased by $8.7 million from the same quarter last year. Once again this was affected by the seasonally lower sales in the quarter.

Accounts payable and accrued expenses of $234.5 million decreased by $15.3 million from the prior quarter and are down $24.9 million from the prior year quarter. The decrease from last quarter is a result of the paydown of balances in the quarter to improve operations.

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Moderator: Doug Pray

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Capital expenditures were $4.2 million for the quarter compared to $3 million last quarter and $2.9 million in the same quarter. The increase in the quarter was due to increased rental deals and not in-house capital expenditure.

Cash management and the improvement of our balance sheet remains a primary focus of the company. We are working hard to close the sale of Europe which will have a major impact on both our balance sheet and our liquidity going forward.

Our focus going forward will be on the U.S. operations and we are excited about the opportunities facing the company particularly with the improved overall financial position. Thank you. Now let me hand you back to A.D.

A.D. Frazier:	Thanks Ed. Let me speak first about our Ricoh transaction. As most of you know, our European business is about half of Danka’s total revenue and earnings. It also represents a substantial portion of our corporate overhead since we currently are subject to both U.S. and U.K. financial regulations, for example filing requirements and tax reporting. This sale makes it possible for us to reexamine our corporate and legal structure with an eye towards substantial reduction in corporate overhead.

Also Danka has $240 million of term debt consisting of $175 million of senior notes that come due in 2010 and $65 million in subordinated debt due in 2008.

When I have visited with you in various conferences or individual meetings during the first quarter most of you have focused on this debt burden as being a key strategic issue for us and of course you were right.

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Moderator: Doug Pray

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And while I offered asset sales as a possibility for remediation we were by no means sure that a meaningful transaction could be pulled together. It was an area of uncertainty about Danka’s future.

We are now working with our advisors to formalize a plan for the use of the Ricoh proceeds and an obvious part of that plan will be dealing with our debt burden including addressing almost $30 million in annual interest expense and significantly thereby reducing this uncertainty about our company. And as we said in our press release at the time of the sale, a portion of these proceeds will also be used for working capital purposes.

I’d be remiss if I didn’t take a moment here to thank (Peter Williams), (Paul Demont), and Ed Quibell for their diligent work in negotiating this transaction. Theirs was an exceptional effort.

Turning to operations, it’s worth noting that the $4.1 billion operating income number for the quarter is only slightly less than our equivalent number for the first quarter, a figure to which was added a number of non-recurring benefits to total $9.3 million.

Hardware and service gross margins were comfortably close to those in the first quarter as were our margins on gross profit and operating expenses. For the second quarter in a row SG&A was roughly 31% of revenues, just at our target. Twelve of our 15 markets in Europe including all the major ones were profitable as well as all 12 of our U.S. major markets.

Our total machines in the field declined approximately 1% basically flattening the rate of decline experienced by this company over the past two years. At the same time our (miff) in segment six and color areas where we have placed increased emphasis actually increased by over 4%.

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Moderator: Doug Pray

11-07-06/9:00 am CT

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Our color sales are up 22% over last year and we had a record number of high volume placements in the quarter. And even with the seasonal decline in overall click volume our color and high volume clicks were up.

Our percentage of digital machines increased to just over 83% and connected machines now represent 85% of our new placements. Taken together I believe these numbers reflect decent turnaround progress in this area.

Our service performance also improved. First call completions were up for the second quarter in a row. Completed calls per day were up 7.5%. Average call duration declined for the second quarter in a row as did average response time.

Average travel time declined by 3%. All of these numbers are moving in the right direction, partially in my opinion due to our service managers implementing tighter geographic focus implicit in our marketing strategy.

We are making new investments in our service technology and support systems which will improve service productivity and job satisfaction for our techs. We will have these improvements rolled out to our U.S. operations by the end of the fiscal year. Service of course has been a hallmark of Danka over the years and it remains a distinguishing feature of our presence in the marketplace.

I wanted to assess our customers’ reaction to our service quality on a personal basis so beginning in October we asked our technicians to ask their customers to fill out and mail in survey response cards on each service call.

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Each one is addressed to me and I read them all and we respond to every one. These cards are now coming in at the rate of 100 per day. This may be something that is sort of a “be careful what you wish for” item.

Each call and each tech are rated on a number of factors from 5 which is very satisfied to 1 which is very dissatisfied. Here are some of the things we are finding. Ninety one percent of our respondents ranked their service call a 4 or better — highly satisfied.

And 96% ranked their techs that high as well. The worst anticipating consequences, at the same time they were telling us how much they liked our service techs they told us how much they were displeased with our telephone service. So we’ve got to work on that.

We continue to look for ways to reduce opportunity for errors through process improvements through organizational change and through more thorough implementation of our Oracle platform.

For the second quarter the number of credits to our customers declined and the company’s fulfillment rate on consumables ordered by customers is now the highest in our company’s history. Meter collection was up, meter credits were down, and more customers by 30% are finding our newly redesigned web site an attractive and functional resource.

On the other hand we are a long way from our billing accuracy goals. We are crediting back to the customers an unacceptable amount of our revenues due to booking or billing errors and we continue to treat this as our most important operational deficiency until it is corrected.

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Moderator: Doug Pray

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We are systematically improving our human resources and human resource management. Our number of sales personnel has increased along with the increase in sales training hours. We have increased formal training for the aforementioned service techs as well.

We have added key talent to our high volume and enterprise account management and we have launched our sales and service certification programs in order to see to it that our customers are represented by the best trained document specialists in the industry.

At this point I also want to thank all of our colleagues in the United States and Europe for a really, really fine job they did during the last quarter particularly under (Peter Williams) in Europe and under (Bill Troxell) and (Rod Denser) in the United States.

Our presidents have done a very fine job of leading our team to maintain performance as we are working on these balance sheet items, and I commend them.

In summary July through September was a watershed quarter for Danka. Engineering a strategic asset sale, maintaining positive operating earnings, improving on operating metrics, and adding key personal resources, human resources all contributed to a gratifying result.

We still have quite a way to go to operating equilibrium and excellence in our U.S. operation where we made considerable progress in the quarter just passed. Now Ed and I will be pleased to take your questions.

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Moderator: Doug Pray

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Operator:	At this time I would like to remind everyone, if you would like to ask a question please press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Bob Evans of Craig Hallum Capital.

Bob Evans:	Good morning everyone and congratulations on getting the European business sold. That’s a big deal.

A.D. Frazier:	Thanks Bob.

Bob Evans:	Can you comment on - first of all on the SG&A trend line, it’s certainly been coming down sequentially nicely. Is that a trend? Can you give us some color in terms of what we should expect in the future?

A.D. Frazier:	I’ll talk about it from an HR standpoint. It should be noted here, and this is why I said to you in the last quarterly call and various meetings that we really had a recruiting job to do.

At this time last year we had over 630 salespeople, sales reps. That number dropped to 374 by Q4 and was only up to 377 by Q1 and it’s now back up to 395.

But we’ve added 40 or so new salespeople, interestingly all of them with industry experience as opposed to - and that’s in the U.S. with industry experience as opposed to the last time we did this was frequently they were not industry experienced.

So just because we’re adding new salespeople doesn’t necessarily mean that we’re going to have an SG&A big increase because we’re also going to be

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moving out people who probably are not well suited for this type of position. We like to think that our SG&A percentage is going to stay pretty constant.

Bob Evans:	Okay, the percentage constant, so as you’re, I mean, well I guess how should we think about the sales force and, you know, in terms of how - where do you want to get it to and how should we think about, you know, at what point do we see revenue on a year over year basis start to stabilize?

A.D. Frazier:	Two questions. One is as Ed pointed out and I think I did also, when you’re down by 40% or 50% from your headcount in the field, a certain amount of revenue goes with it.

As it turns out some of that revenue perhaps was like empty calories and therefore not valuable to us but now we seem to be getting a yield on that revenue and that’s good.

As I said without making a future projection, quarter two has traditionally been — and I expect it to be this year — our weakest quarter. And so we like to think that the top line numbers are going to be looking better in Q3 and Q4.

On the SG&A line we’re doing a lot better job of bringing people on board in 2007 and apparently we’ve done in the past. We’ve redone our training initiative starting with a week of intense training and then 200 hours of training followed by follow-ups with these people for the first six months of the year. So all of - and we’re hiring people that have industry experience.

So all of this is aimed at retaining a higher number of the people we bring into the company and having them be more productive more quickly. I don’t know whether that answers your question or not.

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Bob Evans:	That helps. Have you - has your - over this past quarter have you signed any newer deals that you would consider to be more meaningful?

A.D. Frazier:	Yeah interestingly, I don’t know whether we mentioned this in the last quarter call but maybe we did. We talk about in some markets where we were weak with Canon which is our primary supplier and still is our primary supplier and trusted loyal business partner. In some markets where they were very strong in other providers we have gone in with something we have called Toshiba First and we’ve done this in eight markets, one of which is in this D.C. area.

And lo and behold we’ve ended up with three major new wins in the second quarter. One was with the Pentagon, one was with the United States Army, and one was with GSA - excuse me, the Senate — the Senate, the Pentagon/Army, and the GSA.

We had a chuckle about our trying to deliver these very large production print machines into the Senate and get through all the security and all that business. But the deal with the Army and the Pentagon is a long lived deal that lasts a number of years. And all these are multi-million dollar transactions.

Bob Evans:	Okay and I assume that would be for service as well?

A.D. Frazier:	Yes.

Bob Evans:	Okay, and you had also talked about the billing. I know that was a point of progress last quarter it sounds like. Is there still an opportunity there or can you give us kind of a status update?

A.D. Frazier:	There is more opportunity there than I care to talk about. We gave back a little bit in terms of the total dollars this quarter from last quarter but the number of

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transactions where we had to actually return money was down by 14% which is good. But we’re swarming this. We’re attacking this from as many angles as we possibly can.

We’re attacking it through audit, we’re attacking it through operating procedures, we’re attacking it through organizational change. The - it sorts out that the multiple ways that we can bill an account gives us way too many options and perhaps we should reduce the number of options and reduce the opportunity for somebody to mess it up.

We expect to have this corralled by the end of this fiscal year. It is our only remaining major deficiency from a Sox standpoint. And we are working very, very hard to have it corralled by the time we file our financial statements at the end of the year which will mean by definition that we are collecting more of what we bill. We have set goals to do that.

Bob Evans:	Okay thank you, I’ll let others ask questions.

A.D. Frazier:	Thanks Bob.

Operator:	Your next question comes from Hector Forsythe of Evolution.

Hector Forsythe:	Good morning gentlemen. Some very good things in the quarter coming through but I was just following up on some of the HR trends. I’m extremely encouraged to hear that you’re recruiting seasoned sales professionals and that’s advancing nicely.

Can you give us any indication of the measures that you are taking to ensure retention of those people and improve the training of them maybe compared to the way you were previously?

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And then in a similar vein, are there other areas of the business that you are now in recruiting mode for or are there other areas that you’re still going backwards?

A.D. Frazier:	Right, just a second. We are - I’m trying to figure out how to start this. I mentioned the numbers before, this is U.S. only because obviously the European situation is very similar but I think (Peter) and the Ricoh folks are going to be working on that.

In the first quarter of fiscal ‘06 which is nine months ago we had 800 salespeople and by the fourth quarter we had 374. In the course of that we obviously lost some salespeople who not only were not producing but we lost some salespeople who were.

And it is without a doubt that our customer service from a sales call standpoint and from a taking care of the needs of our customers suffered mightily. It was just horrific.

When we met, I met with (Bill) and (Rod) in May and we looked at this and said, you know, we’ve really got to work on this. We’ve got to make some progress on this.

And a company that at the time we started this had the kind of financial challenges that Danka had, and we’re working through that of course, and the difficulties with the capital structure, you know, we’re not always easy in losses - it’s not always easy to recruit people.

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But interestingly, we’ve told people what we’re up to. We told them we’re turning the company around, we told them where we’re going, now that we’ve got the European asset sold.

We told them that we will promise them that if they stick with us for at least six months they will become, we will be on the road to being the best trained professionals in this field.

Our plan is to certify every single one of our salespeople with CDIA certifications, that’s Certified Document Imaging Architects which is a standard industry certification. And we have focused on the first 100 days of their tenure with us to get to certified training except for 200 training hours.

But the net of all of that is that with a little more financial flexibility and a little bit more breathing room we have the ability to take the time to bring people in and bring them along with seasoned professionals as mentors. And those who stayed with us here throughout this tough period are really pretty doggone well battle trained troops and so they’re darn good mentors.

So this is an area where I think there’s nothing more important than to bring people in and bring good people in and bring them in right. And I give high marks to (Bill) and (Rod) for organizing this with the help of (Jim Hawkins) and others to train them.

If we pay attention as we will and keep follow-up with them every month for the first six month here from a corporate level to see how they’re doing and see how they can help and let them talk to each other and so forth, we think we can inspire in them a desire to stick with us and help us be a part of turning this company around.

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Ed Quibell:	And Hector on the other part of your question, this is the only real area we’re focusing on increasing. We do not anticipate any increase in any other areas.

A.D. Frazier:	Yeah in fact the number is basically negative. This is the only area that we intend to add personnel. Our service cohort is pretty stable and has been over the last several years.

What we’re doing with them is now that we have a little bit more financial flexibility and we’ve got some focus is that we’re starting to invest in equipping them with up to date tools and technology, software, and the like so that they can be more productive and increase their job satisfaction as well.

We have some very, very talented people, cohorts, particularly focused on high volume that anyone in the industry would be proud to have. In fact many are trying to take our people. But we’re now reinvesting in the - in equipping them with the best in technology and I think they’re pretty excited about it.

Hector Forsythe:	Okay, no that’s fine, thank you very much for running through that. Thank you.

A.D. Frazier:	Sure, you bet.

Ed Quibell:	Thanks Hector.

Operator:	Again if you would like to ask a question, please press Star then the number 1 on your telephone keypad. Your next question comes from Charles Griege of Blue Lion Capital.

Charles Griege:	Good morning gentlemen.

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A.D. Frazier:	Good morning.

Charles Griege:	Just maybe some housekeeping issues. It would be helpful for me to understand a little bit better your pro forma capitalization assuming the deal closed.

Could you walk through kind of your - what you anticipate the net proceeds from your sale to be and then kind of if you used those net proceeds to reduce debt what your pro forma cash would be, your pro forma debt, the preferred, etc?

Ed Quibell:	Yeah I’m afraid you’re probably a little early Charles. We are working through that at the moment. As we said in our press release we’re going to utilize the proceeds for the repayment of debt and the improvement of working capital.

We have retained some advisors which we’re working through and at this stage nothing has been absolutely finalized so I can’t really go down that path at the moment.

Charles Griege:	Well can you tell me what you anticipate the net proceeds to be from the sale? Will it be…

Ed Quibell:	Yeah, you know, at the moment, the deal was $210 million and it’s got a $5 million collar around the working capital adjustments and the net worth adjustments which we do not anticipate that to be a negative number.

From that we really just have to take off the costs of the deal and that’s going to be the proceeds. Your proceeds, you’re looking at probably around somewhere between $200 million and $205 million.

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Charles Griege:	Okay, and do you think it would be possible for you to post, you know, pro forma sales and just results for the U.S. business on your web site so we can get a little better sense to what that looks like?

Ed Quibell:	We will not be doing that but we are in the process of preparing our proxy statement both here and our circular in the U.K. which we will be submitting to all our stockholders for the shareholder approval vote which we have to have to get this deal closed. So as part of the proxy statement we do break out on a pro forma basis the numbers and we’re working on that at the moment.

Charles Griege:	But high level, roughly 50% of the sales and operating income is from the discontinued operations?

Ed Quibell:	Yeah at a high level you can basically, the two businesses are about 50/50 at both the revenue and profitability level.

Charles Griege:	And how about D&A and CAPEX, things like that?

Ed Quibell:	You know, also pretty much the same. On the CAPEX basis as you know we’re not a huge capital intensive company. We - so it’s not a big number. But once again it’s about evenly split.

A.D. Frazier:	Probably a little bit more heavily oriented toward Europe because they’ve got a rental program that hasn’t been - not much bigger. What happens when we do this is that as I mentioned earlier, we have put a big dent in the interest fixed charge and we’re able to free up some corporate expense that is a result of our being co-located.

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Moderator: Doug Pray

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And the net of that means that as Europe goes away and we receive the proceeds of the deal, we’re actually able to cut expenses pretty significantly along with that.

Charles Griege:	The G&A expense.

A.D. Frazier:	Yes exactly, so the U.S. operation ends up to me being a relatively attractive albeit smaller and more profitable business. And that’s what we intend to do. How we specifically will get there will likely involve - certainly involve dealing with the senior notes and the subordinated debt.

And over the next six months to nine months obviously we’d like to see if there is a way we can work through our preferred stock as well.

Charles Griege:	So is it safe to say there’s more G&A allocated internationally than in the U.S.?

A.D. Frazier:	A lot of G&A will come out as a result of the European sale.

Charles Griege:	Is that 50/50 as well or is it …

Ed Quibell:	Well it’s not really going to be 50/50, you know, there’s little things like, you know, board of directors, central reporting, certain areas. I doubt if it’s exactly 50/50. We’re still working through that at the moment. It’s unlikely you can take out 50% of the G&A at this stage.

Charles Griege:	And I guess the preferred continues to tick at …

Ed Quibell:	At 6 1/2% per annum, yes.

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Charles Griege:	So and the face of that now is $330 million?

Ed Quibell:	As of the financial year end it was around that number, yes, $330 million.

Charles Griege:	So you’ve got $332 million, the $333 million face amount of preferred, and call it $250 million of debt roughly and the cash you have in your business today is - you said it on the call.

Ed Quibell:	About $55 million. It’s in the press release.

Charles Griege:	Okay. So you’re just trying to work through that as well.

Ed Quibell:	Yeah.

Charles Griege:	Okay, thank you very much.

A.D. Frazier:	This - as we said earlier, we had to start someplace and the first part of it was getting some cash so that we could start confronting the fixed charges and obviously we’ll be working through the entire balance sheet.

Charles Griege:	How much cash do you need to run your business, or at least the U.S. business?

Ed Quibell:	I mean, I wouldn’t, you know, we have a line of, you know, $40 million, $50 million available to us so, you know, if you take that line into account we’re probably okay, you know?

Charles Griege:	Okay, so as we stand today, net debt is call it $200 million plus another $332 million of preferred, so $530 million before the sale of Europe.

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Ed Quibell:	Yeah all those numbers are pretty clearly laid out in the Qs and Ks and everything.

A.D. Frazier:	Press releases.

Charles Griege:	Thank you.

Ed Quibell:	Okay, thanks Charles.

Operator:	Your next question comes from Jay Wigdale of Lake Front Partners.

Jay Wigdale:	Thank you. I just was wondering if you could maybe expand a little bit on what some of the strategies might be around the pick and what would be a reasonable timeframe to believe that could also be restructured?

A.D. Frazier:	Well we have engaged some very good advisors to help us who have worked with us before, (Unintelligible). And we are in discussions with the various opportunities and strategies about the preferred, you know, thinking about whether our board. But it would be altogether inappropriate for us to talk about precisely what that might be and how we might go about it.

Obviously it’s just dealing with the preferred you’ve got to be able to do just like we did with the debt and that is if we’re in negotiation, we’re in negotiation and the worst thing we could do about a negotiation is to be talking about it in public.

The fact of the matter is that I looked at these things as needing to be done in series and that is first is we had 2008 and 2010 staring down at us and something had to be done to confront that. And as we wrap that up then we’re

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going to want to focus on as recapitalize what we do with the preferred as well.

But I really don’t want to talk about specifically the proposal or plan because nobody has agreed on anything. We don’t have a specific proposal that we’re dealing with. The only thing I wanted to say is that as you can imagine, it should go without saying but I’ll say it anyways is that we want to work something out.

Jay Wigdale:	Perfect, and then just to clarify, you did put a filing out over in the U.K. this morning. I am assuming that - those are the continuing operations of the entity going forward.

Ed Quibell:	Well the only difference there was that under IFRS rules which we governed in the U.K. the press release had to show the European operations as discontinued operations. So all that does was just take the European operations and show them as discontinued.

It doesn’t try and allocate costs between the operations, etc. It is just purely the accounting exercise looking back historically and does not necessarily indicate what the future would look like.

Jay Wigdale:	Well that’s why I was just trying to clarify. I’m assuming that the size of the administrative expenses in that is going to be lower than what was put out in that release or could you just clarify that?

A.D. Frazier:	The resulting administrative expenses in Danka, the company, will be lower, yes.

Jay Wigdale:	Okay, thank you.

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A.D. Frazier:	Yes sir.

Ed Quibell:	Thanks Jay.

Operator:	Your next question comes from Matthew Campbell of Knott Partners.

Matthew Campbell:	Good morning gentlemen.

A.D. Frazier:	Hi Matt.

Ed Quibell:	Good morning.

Matthew Campbell:	I like to see the SG&A continue to stay at a good rate. The total machines just for clarification were about down 1%, the installed base or basically flattish. Is it safe to say that you see the installed base flat to up from here?

A.D. Frazier:	Yeah, I think we expect that. Now important to us is going to be the mix. I’ve said earlier, actually said it since the first time we had these calls that we were going to focusing more on the higher end, more complex solutions and trying to provide those and have people who are trained to deliver that.

Because there seems to be more margin in there and there also seems to be a different nature of the relationship between us and our customers. It’s not just, you know, lick, stick, and ship type of an operation. It’s more of an interaction with smart people on our side helping people and particularly in systems areas get their job done.

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So we’re focusing on (miff) but we’re focusing mostly on profitable (miff) if you please. That number as a driver was important to this company when it espoused a philosophy of the razors and razor blades.

As a practical matter the margin on these smaller machines is actually pretty good but the service is going to be less and less as these guys build fail safe type operations.

It might go down slightly but the color in the high volume portion where all the clicks are driving profitability and that’s really what we’re focused on.

Keep in mind when I said we were going to be focused on profitability and operating earnings, the - we meant that literally and getting there however we can get there, (miff) is but one element of that if you get my point.

Matthew Campbell:	Mm-hmm. I may have missed this A.D., but color on high volume machines. What percentage of the U.S. operations is that? Can you break that out?

A.D. Frazier:	Just a second.

Matthew Campbell:	And while you’re looking for that just a follow-up on the employee retention. How many salespeople do you have today, U.S. salespeople, and what kinds of trends are you seeing now or maybe it’s too early to tell about employee retention?

A.D. Frazier:	Yeah it’s a little early to tell. The sales team now totals 395 sales reps at the end of the quarter. We have another 160 people in the sales organization in the U.S. for a total cohort of 555.

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That number in quarter one of fiscal ‘06 was 1005. What I want to do is to get it up to about 600 total, mostly salespeople, by the end of this fiscal year and probably add another net 30 between now and the end of the calendar year.

We simply have - we simply don’t have enough people to cover existing business and to develop renewed business like we want. But we’re not going to add them just to add overhead and add costs, we’re going to add them as we see people who can deliver the bacon pretty quickly.

Matthew Campbell:	Got it.

Ed Quibell:	And Matt on your percentage wise, I mean, it doesn’t make a lot of sense to compare high volume machinery to segment one machine, but if you just want to look at pure numbers the higher volume and color and high tech is about 10% to 15%.

Matthew Campbell:	Of the total?

Ed Quibell:	In actual numbers yeah.

Matthew Campbell:	Okay great.

A.D. Frazier:	And as I think I mentioned earlier, the color was about 25% of our new business. So we’re focusing on growing there. We’re focusing on high volume too.

Matthew Campbell:	Okay that’s helpful, thank you very much.

A.D. Frazier:	Sure.

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Ed Quibell:	Thanks Matt.

Operator:	Your next question comes from John Bossler of Dominick and Dominick.

John Bossler:	Yes gentlemen, congratulations on the sale of the European business, a long time coming and you certainly have executed well on it. A question with regards to exiting that business — A.D. what can you identify today as exact costs that will be coming out with exiting the U.K.?

A.D. Frazier:	Do you want to start that and then I’ll …

Ed Quibell:	Well first of all we’re going through the process so we haven’t come up with exact costs. I mean, we’re selling the European operation. We still will have a PLC holding company in the U.K. which we will be addressing once the deal is closed and we still do have our boarding companies in Luxemburg which hold the U.S. operations which we will be addressing.

So at this stage to be honest John, we haven’t really gone through and cost it out exactly what costs are going to be left and for how long.

John Bossler:	Let me just ask it a little different way then. There’s three things that I’d like to address. One is there any reason for shareholders to believe that we would maintain a dual listing?

And if we do not maintain that what will be the cost savings to the company? And secondly, what’s the strategy with the Luxemburg tax situation? Why don’t we start with that?

A.D. Frazier:	I’ll take the first one. There is no reason to think that we would stay as a registered company, okay?

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John Bossler:	And what are the direct cost savings for example just in the dual listing costs, the filings? I would believe that it’s got to be well over $4 million to $5 million a year.

A.D. Frazier:	It’s less than that but it’s …

Ed Quibell:	The costs are U.S. based.

A.D. Frazier:	Yeah there’s several millions of dollars and we’ve got to go and see just how much of that we can capture. But it will be a significant number. I don’t have a precise number right now.

John Bossler:	When could we anticipate management telling us that decision will be finalized and have some clarity on numbers?

A.D. Frazier:	You know, it’s - well after the close or after - sometime around the end of our FY to be candid with you.

John Bossler:	Okay.

A.D. Frazier:	That would be March. I’ll stop and say that.

Ed Quibell:	I think it’s also important to realize, you know, Danka was built on 142 acquisitions and we have companies all over and we have a lot of income tax and tax ramifications we have to work through. So this is not just a let’s turn off the lights type exercise.

John Bossler:	Absolutely. So you would believe that we could be getting more clarity on this and we should be seeing some finalization by the end of the fiscal year then?

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Ed Quibell:	Yes.

A.D. Frazier:	Yeah absolutely. In terms of intent of what we’re going to do, you know, there are probably some reasons why we still want to be a PLC here for a while. So without going any further on that I’d just say that we’re pretty well committed to getting out of a registration in the U.K. and being a U.S. only company because that’s where we are and there will be savings as a result of that.

John Bossler:	And since you’ve moved on such a fast track on the European situation, what could we anticipate in terms of the Luxemburg and then also dealing with the pick preferred?

Ed Quibell:	I’ll do the Luxemburg. I mean, it was an opportunity. Ricoh looked at it and decided that they didn’t want to locate into Luxemburg to try and utilize any of those losses. So once again we’ll be sitting on tax losses which are pretty unique as we said in prior calls.

We’ve never put a real value on them. We don’t think that they have a lot of value. Actually we’ll see what opportunities are available to us but I have not found a great expectation just based on the history of that.

So as we clean up the whole of Europe let’s take that into account. But at this stage, you know, nothing has really changed in our overall view on those losses.

A.D. Frazier:	Yeah, it’s a little bit unfortunate because I think somebody got the idea that these tax losses are hugely valuable. But the only way they can be valuable, and it’s a very delicate situation, is if we have earnings in Luxemburg against which to offset them.

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And most companies that have tax deals in Europe and Luxemburg have treaty commitments or contract commitments with the government that they wouldn’t abuse tax credits in Luxemburg in the first place.

So the opportunities to sell or dispose of them are pretty doggone limited. And I think there was a fair amount of flurry about that before but the fact of the matter is they’re not worth very much.

As it comes to dealing with the pick preferred, there’s - it doesn’t - really you have to have both hands clapping here. Cyprus has got to be interested in making the transaction as well as we are.

What will draw this thing forward is that as we deal with the vet and sort of focus on recapitalizing the company then that seems to be a reasonably good time to have a sit down discussion with Cyprus and see what seems to be reasonable to them.

We’ve got to get this Ricoh deal closed, settled, booked, and finalized. That’s end of the year, first month or so of next year. It’s not that we won’t be talking to Cyprus in the meantime but literally we’re going to be a little bit more careful about specifically what we come up with because we want to try to make as reasonable a deal for them and us as possible.

John Bossler:	I’ll look forward to hearing more and congratulations on the sale.

A.D. Frazier:	Thank you. It’s one step as we said but it’s (unintelligible) isn’t it?

John Bossler:	Well it takes a long time but, you know, you’ve executed well so far and we’ll look forward to further in the future.

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A.D. Frazier:	We’ll try to keep up our track record.

John Bossler:	Thank you.

A.D. Frazier:	Thank you sir.

Ed Quibell:	Thanks John.

Operator:	Your next question comes from Orssus Hinz of BOA London.

Ed Quibell:	Hi Orssus.

Orssus Hinz:	Hi there, good afternoon. Most of the questions have been answered in the meantime, especially to the cash structure. One more thing with regards to the revenues for the quarter.

You mentioned that it’s often the seasonally the most - the weakest quarter. Is the only reason - if I look at the last year’s quarter, is the only reason the drop that you mentioned earlier that you’ve giving up unprofitable business or could you give more color on the (unintelligible)?

Ed Quibell:	Well I think the major effect was the seasonality first of all. We have spoken quite a lot about feet on the street and the headcount which also has an impact, particularly in the U.S. on the sales.

And there’s no doubt that we are focusing on profitable business so it’s very difficult to say there’s much more than that. You put - each one of those is contributing to it.

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Orssus Hinz:	Okay, the second question would be with regards to the addition to the sales force, what is your - based on your experience, how long does it usually take for a seasoned professional to generate revenues? In other words when could we expect those additions to come through to the revenue line?

A.D. Frazier:	Our working assumption there is about three months.

Orssus Hinz:	Three months, okay great.

A.D. Frazier:	Obviously as we’ve done a little bit better job of recruiting and we have some really talented people who have joined us which is a credit to our branch managers and our market VPs because they’re the ones who are selling Danka to these potential boys, the recruiting is done out in the field.

It’s not done centrally. And we want to do that by design, give all those people some ownership of the new people they bring in.

So it will vary by market. I think some of the people will get up to speed within a couple of months, some of them might take a little bit longer. But all of them know that they’re here to perform and we’ll be probably spotting poor performance earlier than we ever have in the past because we’re going to pay closer attention to them.

Orssus Hinz:	Okay and did you hire most of those people in the first quarter or the second quarter or was it just a graduate process (unintelligible)?

A.D. Frazier:	I think the first quarter was the quarter where we faded for lack of people and in the second quarter and realized that we needed to get on it in a hurry, or I did anyway and I think (Bill) and (Rod) shared that view. And I think that the people that we hired were brought in the second quarter.

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Orssus Hinz:	Okay great.

A.D. Frazier:	And here’s the other point about it is that the people we’re bringing in are people that are focused first and foremost on high volume which is part of our relationship with Kodak and part of our commitment to them to provide a very adequate, ample, coherent sales force.

Secondly the color, and that’s because of the price points on the color machines. These are the guys that are going to be more productive going into it.

And then we’ve focused on salespeople that could deliver in vertical markets like law firms or hospitals or other verticals where we seem to have had some success with there’s a positive sales contribution in a hurry.

So the way we’ve hired this time around has been anything but just across the board. It is very targeted and it’s very targeted by market. And what we’ve done in Chicago has actually been a little different than what we would have done in California for example. Do you see my point?

Orssus Hinz:	yes okay sir. Second question is you said you couldn’t really comment at this stage on the pro forma capital structure or how you’re going to use the proceeds specifically.

Could you give me some idea of timing when you will be able? Will that only be after you have closed the transaction? Or you said you were close to finalizing plans with the advisors?

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Ed Quibell:	It will be basically after we close. We naturally - it’s a work in progress through that - until we get to close. We’ll really only finalize it shortly after the close.

A.D. Frazier:	I think if you’ll pardon me, this is - I’d like to see the bank account first and then we’ll - we’re working on now how we go about this. And believe me, this isn’t something where we just sit and wait.

We’ve been working on strategies for several months in anticipation of a possible deal. Now that we’ve got the thing going we’ve got some very good ideas but in terms of actually doing something it’s first and second - fourth quarter and first quarter.

Orssus Hinz:	Okay great. Thank you very much and congratulations on that Ricoh sale. Thank you.

A.D. Frazier:	Thank you so much.

Ed Quibell:	Thanks Orssus.

Operator:	Your next question comes from Tom Koch of Turnaround Capital.

Tom Koch:	Yeah hi guys, congratulations on this great track record. I just had a question regarding the comment on working capital and again a second question on the debt.

Regarding the working capital, you mentioned that the proceeds will be used in some sort of mix between debt reduction and working capital and then as an answer to someone’s question you also mentioned that you have adequate working capital just through your revolving facility net of the cash.

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So I’m a little confused as to whether you intend to actually use - I’m not looking for specific numbers but just conceptually as to whether you’re actually going to use cash from the sale for working capital or whether you can basically take all the cash, use that for debt reduction, and keep a line of credit open for your working capital needs.

And then my second question is just a follow-up to the previous question regarding timing. It looks like your one bond, your 10% are callable at par 4/1/07.

The other ones aren’t callable until 6/15/07. So am I not correct to assume that you’ve got to wait until at last 6/15/07 to do something with most of this debt?

Ed Quibell:	Well there’s a couple of other areas in there as well Tom. The first one is that we can make a tender offer under the indenture with the 10s, basically utilizing the proceeds from the sale of assets. If we don’t utilize the proceeds in certain ways we are obligated to make a tender offer within 365 days of the deal. So we could make a move earlier than that through a tender offer.

These are options we’re looking at and, you know, once again on the allocation between working capital and debt, that goes into the whole pile. We’re looking at all our various options.

We have not finalized, you know, once again as we work through this we will get more clarity and come to final decisions. But at this stage naturally we’ll focus on debt and we’ll focus on what working capital requirements we need that we haven’t fully allocated yet.

A.D. Frazier:	Can I give you an example?

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Tom Koch:	Yes please.

A.D. Frazier:	We don’t really have the CAPEX, any major CAPEX requirements from a business operations standpoint. Our systems expenditures are pretty well in hand. We are spending over a period of three years about $1.5 million to support our new service initiatives. It isn’t a lot of money.

What I might do though is to reestablish a pretty robust rental program in the United States, do you see what I mean? That’s where we would - I might do something along those lines.

Ed Quibell:	Those are options we’re looking at.

Tom Koch:	Okay, thank you.

Ed Quibell:	Thanks Tom. I think we’ve got maybe time for one more question A.D.

A.D. Frazier:	Yeah sure, go ahead.

Operator:	Your next question comes from Bob Evans of Craig Hallum Capital.

Bob Evans:	Hello again.

A.D. Frazier:	Hey.

Bob Evans:	A couple of things — what is your analog digital mix right now, ballpark?

A.D. Frazier:	It’s 83% digital, 16.9% analog.

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Bob Evans:	Yeah, that’s where the ballpark, okay. And is that going to stabilize at around 80/20 do you think?

Ed Quibell:	You know, it came - it’s been coming down at around 2% a quarter and this last quarter it came down by 1.6%. So we still - it’s actually slowing down but I think there’s always going to be some element left. I’m not sure - it’s probably going to be lower than 20 in my mind.

A.D. Frazier:	It will be lower than 20.

Ed Quibell:	Yeah it’s 16 already so it’s going to be down in hopefully the lower teens.

Bob Evans:	Okay I’m sorry, not 20 but 10.

A.D. Frazier:	We figured that’s what you meant.

Bob Evans:	I guess what I’m getting at is do you think service revenue is basically stabilized by now?

A.D. Frazier:	You know, we’re going about that in the way that you would expect and that is there’s so many sort of conventional wisdom notions about this business that I’ve discovered that really don’t work anymore. And one is that in order to have high service revenue you’ve got to have high analog percentage with (miff) and all that business.

You know, it’s - analog (miff) is going away and the service revenue to replace that, you really need to go to a color machine or a high volume machine.

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So we are going to be focusing on those segments because those tend to have the higher service revenue and to the extent that we can maintain that service margin and burn through that analog base to a digital base then we will have focused on the parts of that digital (miff) that actually could replace service income.

Hang on one second. Yeah, (Bill Troxler) just made a point here that there’s a fairly large analog base in the Pitney-Bowes segment five installed base in their facilities management sites and those tend to be a little stickier than others. So that - our overall trend may decline because of that very high percentage. PBM is - Pitney-Bowes is obviously our largest customer.

Bob Evans:	Okay and then - okay so the short answer on the analog or I’m sorry, on the overall service revenue is do you, I mean, are we close to the stabilization or at stabilization?

A.D. Frazier:	I think we’re pretty close but for the reasons that I’ve mentioned and that is we are really trying to focus on the high end.

Bob Evans:	Okay, and what - speaking to that you said color was 25% of new business this quarter. What was the high volume as a percent of business, ballpark?

A.D. Frazier:	Dollars?

Bob Evans:	What percentage?

A.D. Frazier:	You know, I couldn’t tell you. I’ll tell you this. We installed a record number for this company, a record number of high volume machines in the quarter.

Bob Evans:	Okay.

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Ed Quibell:	It’s a low percentage on a volume per machine - on a machine volume basis. It’s a pretty high percentage on a dollars basis.

Bob Evans:	Right, I was thinking of on a dollars basis. Basically what I was trying to get to is between color and high volume, what does that represent as a percentage of your new equipment sales this quarter? That’s what I was trying to get to.

A.D. Frazier:	Dollar volume?

Bob Evans:	Yeah.

A.D. Frazier:	Thirty to 40%.

Bob Evans:	Okay, thank you.

A.D. Frazier:	Yeah, that’s good. Well let me summarize this gentlemen, ladies, whoever is on the phone. First off I want to thank you again for your interest in Danka. I feel like the old Mark Twain epitaph, the reports of our death are greatly exaggerated.

This is an organization that has a very loyal cohort of employees and a loyal cohort of customers. And there are lots of people even among the vendor community who have gone out of their way to say how much they want us to be successful and we’re doggone sure going to make them happy in that regard.

The steps we’ve taken in the last six months to focus on profitability and to get right with headcount and market focus and market discipline I think will stand us in good stead.

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Moderator: Doug Pray

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Operationally I feel very good about the progress we’re making with the leadership of (Bill) and (Rod) in the field and (Jim Hawkins), (Deb Taylor), and others here at the head office.

Probably the biggest operational issue without a doubt is the billing error issue which is one that the entire company is swarming over. At the same time we’re fixing that and dealing with the cap structure item, we’ve still got to keep our customers happy and get more people in the marketplace handing out their Danka business card.

So we’re doing a number of things at once. We’ve made progress on all fronts. Probably the most intractable is the billing error issue and credits related thereto and so you should - and I’m sure you will keep our feet to the fire on that one.

I am really, really pleased that we got through the second quarter with a positive bottom line number and positive metrics because this is the time of the year when at least our field force is most skeptical about all of their opportunities.

We are appreciative of the interest that you have in our company and our stock and in our future. And Ed of course and I will be happy and others will be happy to answer any specific questions or meet with you on a specific basis if you would like at any time.

Please know that over the next four months or so a lot of - there will be a lot of moving parts in the cap structure of this company and as I said earlier, it might be a little lumpy when it comes to quarterly reporting time.

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Moderator: Doug Pray

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But please look back over the past six months and then you should look over the past year in six months. We’d like to think that you’ve seen a continuous pattern of improvement.

So with that I’d like to say thank you to all of the participants on the call and goodbye and we’ll talk to you in a quarter. Thanks.

Operator:	This concludes today’s conference call. You may now disconnect.

END